Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated November 26, 2014, relating to the financial statements of EZCORP, Inc., and the effectiveness of EZCORP, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of EZCORP, Inc. for the year ended September 30, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Austin, Texas
March 9, 2015